Free Writing Prospectus Registration Statement No. 333-131266 Dated August 15, 2008 Filed pursuant to Rule 433

                                                                                      Morgan Stanley

Morgan  Stanley  Financial  Overview

Second  Quarter 2008

NOTICE

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form
10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Company, please see
"Forward-Looking Statements" immediately preceding Part I, Item I, "Competition" and "Regulation" in
Part I, Item 1, "Risk Factors" in Part 1, Item 1A, "Legal Proceedings" in Part I, Item 3,
"Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II,
Item 7 and "Quantitative and Qualitative Disclosures About Market Risk" in Part II, Item 7A of the
Company's Annual Report on Form 1O-K for the fiscal year ended November 30, 2007 and other items throughout the Company's Form 10-K, the Company's Quarterly Reports on Form 10.0 and the Company's
2008 Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC global website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

MORGAN STANLEY

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                                                                                                  2

INDEX

o        Market Environment

o        Financial  Results

o        Institutional  Securities

o        Global Wealth Management

o        Asset Management

o        Risk Management

o        Capital,  Liquidity and Funding

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                                                                                                  3

MARKET ENVIRONMENT

         Pre-Crisis                      Credit Crisis                     Resolution

 o   High  leverage               o   De-leveraging                    o Recognize  losses

 o   Securitization growth        o   Lack of liquidity                o Raise  capital

 o   Expansion of derivatives     o   Asset price deterioration        o Extend  loans

 o                                o   Capital  constrained             o Asset dispositions
     Insurance by monolines
                                  o   Asset downgrades                 o Leverage equilibrium

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                                                                                                  4

Consolidated Financial Highlights

2Q08 Highlights	
Net Revenues ($Bn)	6.5
PBT ($Bn)	1.4
Diluted EPS ($)	0.95
Pre-Tax Margin (%)	22
ROE – Annualized Cont. Ops. (%)	12.3
Adjusted Leverage Ratio (x)	14.1
Book Value per Share ($)	30.11
Average Total Liquidity ($Bn)	135

Net Revenue Composition - 6 months 2008



Asset Management
7%
37%
Equity
Global Wealth Management(1)
27%
6%
12%
11%
Other Institutional Securities (1)
Fixed Income(2)
Investment Banking

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1) The quarter ended May 31, 2008 includes a pre-tax gain of $744 million related to the secondary offering of MSCI Inc. (reported in Other Institutional Securities), and a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U. (reported in the Global Wealth Management Group).

(2) Represents combined revenues from Fixed Income Sales and Trading and Other Sales and Trading

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5

Regional Net Revenue Growth

Americas [1]


($Bn)
13.4
15.4
18.8
12.2
7.3
3.5
3.8
2Q08
1Q08
2004 (2)
2005
2006
2007
1H08

% Total	66	65	63	43	49

- Americas net revenues grew 40% between 2004 and 2006
  - Excluding the mortgage related loss, 2007 net revenues grew 10% from 2006

Europe, Middle East and Africa


($Bn)
5.0
5.7
7.8
10.0
5.3
2.1
3.2
2Q08
1Q08
2004
2005
2006
2007
1H08

% Total	24	24	26	36	36

- EMEA net revenues were $10 billion in 2007, 2x larger than 2004

Asia


($Bn)
1.9
2.4
3.3
5.9
2.2
0.9
1.3
2Q08
1Q08
2004
2005
2006
2007
1H08

% Total	10	11	11	21	15

- Asia net revenues were almost $6 billion in 2007, 3x larger than 2004 and roughly 2x larger than 2006

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1) Includes U.S., Canada, Latin America and Other.

(2) 2004 includes ($1.35 billion) of Eliminations and $0.52 billion of Other.

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6

Business Overview – Strategic Priorities

Institutional Securities	Global Wealth Management	Asset Management
• Refocusing the business • Disciplined operating approach • Market share opportunities • Investing strategically – Commodities – Emerging Markets – Prime Brokerage	• Accelerating growth • Weak competitive landscape • Growing flows and Financial Advisors • Low capital usage	• Redefining the business • Taking action for growth – Leverage Alternatives – Enhance product offering – Investing in Non-U.S. markets – Building Private Equity and Infrastructure product platforms

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7

INSTITUTIONAL SECURITIES

----------------------------------------------------------------------------------------------------
  Net Revenue
  ($MM)

                                        21,110
                                         1,598

                                         4,228    16,149
                        15,497                     2,545
                                947
          12,993
                  400    3,394           6,281     5,538
           2,959

                         4,810
           4,067
                                                               6,213
                                        9,003      9,040         980  99   3,625
                                                               3,467
           5,567         6,346                                                    752
                                                               1,667        875
                                                   (974)                   (105)
            2004         2005            2006       2007        1Q08        2Q08

  Fixed  Income(1)      Equity       Investment Banking       Other Inst.  Securities(2)
----------------------------------------------------------------------------------------------------

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1)  Represents combined revenues from Fixed Income Sales and Trading and Other Sales and Trading.
     Other Sales and Trading primarily indudes net losses from marko to..marketloans and closed and pipeline commitments. results related 10 Investment Banking and other activities. Prior to
     2005. exdudes net revenues associated with corporate lending activities and certain other adjustments.

(2)  2008 indudes a pre-tax gain of $744 million related 10 the secondary offering of MSCllnc.

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                                                                                                  8

INSTITUTIONAL SECURITIES - POSITIONED FOR GROWTH

Investments

o    Continue to aggressively grow in emerging markets

o    Build upon growth initiatives in equity derivatives

o    Continue global expansion of prime brokerage

o    Opportunistically build out commodities business

o    Technology to enhance capital allocation and evaluation of trading opportunities

Opportunities

o    Reallocate capital and human resources to areas of growth

o    Help clients restructure risk positions

o    Take advantage of trading opportunities created by market dislocations

o    Provide solutions to clients'asset / liability mismatch challenges

o    Maximize the Firm'srelationship network

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                                                                                                  9

Growth Stages

	Stage One	Stage Two	Stage Three
Global Wealth Management	✓ Restructure then stabilize ✓ Increase flows ✓ Improve Financial Advisory productivity ✓ Product investments	✓ Improve margins ✓ Organic growth ✓ Expand internationally ✓ Enhance technology / operations	• Growth through acquisition • Competitive PBT margin
Asset Management	✓ Build Alternatives foundation ✓ Seed new products ✓ Re-enter Private Equity ✓ Build out Infrastructure	✓ Continue to attract talent ✓ Generate flows • Restructure Core Asset Management • Leverage Alternatives strong performance	• Competitive fund flows • Competitive PBT margin

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10

Global Wealth Management

Net Revenue

($MM)



4,663
251
515
402
1,299
2,196
5,047
318
469
463
1,196
2,601
5,512
485
544
558
1,168
2,757
6,625
710
627
788
1,433
3,067
1,606
211
173
143
363
716
2,436
236
207
953
346
694
2004
2005
2006
2007
1Q08
2Q08 (2)
Fees
Commissions
Other (1)
Principal Transactions
Net Interest and Dividends

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1) "Other" includes Investment Banking and Other revenues.

(2) 2Q08 includes a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U.

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11

Asset Management

Net Revenue

($MM)



5,493
324
1,645
3,524
2,933
415
2,383
135
3,219
533
2,462
224
3,453
669
2,574
210
543
845
(380)
78
488
779
(317)
26
2004
2005
2006
2007
1Q08
2Q08
Asset Management Fees
Principal Transactions
Other (1)

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1) "Other" includes Investment Banking, Net Interest and Dividends, Commissions and Other revenues.

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12

Asset Management – Revenues

Asset Management Net Revenues – 6 months 2008 vs. 6 months 2007

($MM)



2,877
(1,525)
(292)
(36)
(36)
(3)
34
12
1,031
1H07
Principal Investments
Principal Trading (1)
Net Int/Div
Investment Banking
Commissions
Other
Mgt. Dist and Admin Fees
1H08

Source: Morgan Stanley SEC Filings and Earnings Conference Call

(1) Includes SIV losses.

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13

RISK MANAGEMENT

o    Resources

     -    Continued investment in people and technology

o    Limit Structures / Risk Taking

     -    Scale risk taking based on ability to analyze. monitor and change

     -    Importance of risk correlations and risk concentrations

o    Modeling

     -    Enhanced focus on stress testing and measuring tail risk

     -    Consistent applications across product categories

o    Collaboration

     -    Continued integration and constant communication among independent risk control groups:

- Market Risk                                         - Credit Risk

- Operational  Risk                                   - Financial Control

- Treasury                                            - Legal  and  Compliance

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                                                                                                  14

Risk Managing Net Exposures

Total Net Exposure (1)



($Bn)
36.2
10.4
1.8
0.3
11.6
6.4
13.9
8.7
6.7
ABS CDO / Subprime
CMBS
Other Mortgage-Related
3Q07
1Q08
2Q08

Non-Investment Grade Corporate Lending Commitments



($Bn)
43.2
35.0
26.0
15.9
22.3
12.7
3Q07
1Q08
2Q08
LAF Pipeline

Source: Morgan Stanley SEC Filings, Earnings Conference Call

(1) Net Exposure is defined as potential loss to the Firm in an event of 100% default, assuming zero recovery, over a period of time. The value of these positions remains subject to mark-to-market volatility. Positive amounts indicate potential loss (long position) in a default scenario. Negative amounts indicate potential gain (short position) in a default scenario.

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15

LEVEL 3 ASSETS

----------------------------------------------------------------------------------------------------
Total Assets
($Bn)

  1,182     1,200     1,185

                                 1,045    1,091     1,031

                         77                 78        69
    54        58                   74

  1Q07       2Q07      3Q07      4Q07      1Q08      2Q08

                    Level 3 Assets (1)

Level 3 Assets as % of Total Assets:
  4.5%       4.8%      6.5%      7.0%     7.1%      6.7%

Source: Company SEC Filings and Earnings Releases

Notes:  (1) Level 3 assets prior to 4007 have been restated 10 include  netting among  positions classified within the same level in that level.  Previously,  these  positions were shown on a gross basis with the netting in a separate column.

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                                                                                                  16

OPERATING DISCIPLINE

                                          Three Key Tenets

   Capital

o    Risk Adjusted Return on Capital

o    Temporarily suspended share buyback program

o    CIC Investment

     Balance Sheet

o    Reduced both gross and adjusted leveraged ratios during 2Q08

o    Reallocated balance sheet to liquid assets with significant two-way customer flows

Liquidity

o    Reduced re-financing risk

o    Strengthened liquidity position at the parent level

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                                                                                                  17

CAPITAL STRENGTH - 2Q08

Total  Capital  Ratio -18.6%

($Bn)

o    Common  Equity                                          $33
o    Tier 1 Eligible Capital                                 $12
o    Less:  Goodwill &  Intangibles"',                      ($8)
     Net Deferred Tax Assets  &
     Debt Valuation Adjustment

----------------------------------------------------------------
Tier 1 Capital                                               $37
----------------------------------------------------------------
o    Subordinated  Debt                                       $4
o    Qualifying  Long-Term  Debt                             $15
----------------------------------------------------------------
Tier 2 Capital                                               $19
----------------------------------------------------------------
     Total  Capital                                          $56
================================================================

Tier 1 Ratio -  12.4%

Risk Weighted Assets  by Risk Type

o   Market                                                  $100
                                                            $147
o   Credit
                                                             $52
o   Operational
----------------------------------------------------------------
Total  Risk Weighted  Assets                                $299
================================================================

Source:   Company SEC Filings and Earnings Conference  Call

(1) Goodwill & Intangibles includes mortgage servicing rights

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                                                                                                  18

Total Capital

Total and Adjusted Assets

($Bn)


1,182
1,200
1,185
1,045
1,091
1,031
654
704
689
566
637
579
1Q07
2Q07
3Q07
4Q07
1Q08
2Q08
Adjusted Assets

Total Capital (1)

177.3	**187.3**	**187.5**	**191.1**	**198.2**	**210.1**

Total Capital as a % Total Assets

15	**16**	**16**	**18**	**18**	**20**

Source:
Morgan Stanley SEC Filings and Earnings Conference Call

(1) These amounts include the non-current portion of long-term borrowings (including Capital Units and junior subordinated debt issued to capital trusts) and shareholders equity.

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19

Active Capital Management

Tangible Shareholders' Equity and Leverage Ratios

Tangible Equity ($Bn)


39
40
37
32
40
41
1Q07
2Q07
3Q07
4Q07
1Q08
2Q08

	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08
Leverage Ratio[1]	**30.6x**	**29.8x**	**32.3x**	**32.6x**	**27.4x**	**25.1x**
Adjusted Leverage Ratio[2]	**16.9x**	**17.5x**	**18.8x**	**17.6x**	**16.0x**	**14.1x**

Source: Company SEC Filings and Earnings Conference Call

(1) Leverage ratio equals total assets divided by tangible shareholders' equity.

(2) Adjusted leverage ratio equals adjusted total assets divided by tangible shareholders' equity.

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20

LIQUIDITY FRAMEWORK

  Contingency Funding Plan                    Capital  Markets Activity

o Starting Cash                             o Type of Debt
o Inflows I Outflows                        o Sourcing Channel
o Business Unit Demands                     o Tenor
o Stresses
o Net Liquidity Position

Business Unit Plans I Demands

o Client Flows
o Client Strategic Funding
o Market Conditions

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                                                                                                  21

CONTINGENCY FUNDING PLAN

0                          Time                              1-Year

Starting  Cash

(+/-) Known Inflows and Outflows

(+/-) Probable Inflows and Outflows

(+/-) Additional Uses

Apply Stress Scenarios

=Ending  Liquidity

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                                                                                                  22

Liquidity

Average Liquidity Reserves per Quarter

($Bn)



64
18
46
68
30
38
93
44
49
120
56
64
122
51
71
135
61
74
169
89
80
1Q07
2Q07
3Q07
4Q07
1Q08
2Q08
2Q08
Period End
Parent
Bank and Non-Bank Subsidiaries

Source: Morgan Stanley SEC Filings and Earnings Conference Call

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23

FINANCING

--------------------------------------------------------------------------------

Long-Term  Debt Issued
($Bn)

80                                 75
60
                         48
       38      36

40

20                                           10         21

0

     2004     2005      2006      2007      1008      2008

--------------------------------------------------------------------------------
Source: 10K, 100s, and Earnings Conference Call
--------------------------------------------------------------------------------

Secured Financing Books

Equity

Fixed  Income

Weighted  Average  Maturity>  40  days
--------------------------------------------------------------------------------
Source: Morgan Stanley Earnings Conference Call

--------------------------------------------------------------------------------
 Long-Term  Debt Outstanding

 AUD   3%
 JPY   4%
 Other 4%
 USD   64%
 EUR  25%
 GBP   2%
--------------------------------------------------------------------------------
 Source:  Company Shelf Filings

--------------------------------------------------------------------------------
 CP  Outstanding
 ($Bn)
       28
 30           23        24        23
 25
 20                                       17
                                                   12
 15

 10
  5
  0
      1007   2007     3007      4007    1008     2008

--------------------------------------------------------------------------------
Source: Morgan Stanley SEC Filings and Earnings Conference Call

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                                                                                                  24

Credit Quality

Debt Ratings

	Long-Term Debt	Short-Term Debt
Dominion Bond Rating Service Limited	AA (Low)	R-1 (Middle)
Fitch Ratings (1)	AA-	F1+
Moody's Investors Service (2)	A1	P-1
Rating and Investment Information, Inc. (R&I) (3)	AA	a-1+
Standard & Poor's (4)	A+	A-1

(1) Outlook changed to Negative on December 19, 2006.
(2) Long-Term ratings downgraded on August 11, 2008. Stable outlook assigned.
(3) Outlook changed to Negative on December 20, 2007.
(4) Ratings downgraded on June 2, 2008. Negative outlook assigned.

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25